FOCUS Enhancements Reports Second Quarter 2005 Results

Second Quarter 2005 Revenue Increases 22% Over Second Quarter 2004

Reiterates Outlook for 30% Annual Revenue Growth in 2005

CAMPBELL, CA -- 08/08/2005 -- FOCUS Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production and conversion technology, today announced financial results for its second quarter and six months ended June 30, 2005.

--  Second quarter revenue of $6.1 million exceeded announced projections and increased 22 percent over second quarter 2004.
--  Second quarter loss per share of $0.07 improved on previous announced guidance of a loss of $0.08 to $0.09 per share.
--  Systems Business revenue was $5.3 million, up 24 percent over second quarter 2004.
--  Semiconductor Business revenue for the second quarter was $855,000, up
    14 percent over second quarter 2004.
--  Gross margin increased to 39 percent from 35 percent in the second quarter of 2004 and 32 percent in the first quarter of 2005.
--  Backlog of $2.4 million at June 30, 2005 represents an increase of approximately 24 percent compared to backlog at March 31, 2005.
Brett Moyer, president and chief executive officer of FOCUS Enhancements, stated, "This quarter we executed to plan in both our Systems and Semiconductor Business units by delivering strong revenue growth coupled with gross margin improvement and a product backlog growth of 24 percent. We also completed a major product development milestone in early June with the release to fabrication of the first prototype of our two chips that implement the industry's first 880 megabit per second (Mbps) Ultra Wideband (UWB) radio."

Revenue for the second quarter was $6.1 million compared to $5.0 million reported for the same quarter of 2004. Total research and development (R&D) expenses increased to $3.3 million for the quarter, compared to $1.7 million in the second quarter a year ago. The Semiconductor Business increased its R&D spending by $1.6 million, to $2.4 million for the second quarter of 2005, compared to $770,000 for the second quarter of 2004, reflecting additional investments in the company's UWB initiative. Net loss for the quarter was $3.9 million, or $0.07 per share, versus a net loss of $2.6 million, or $0.05 per share, in the same quarter of 2004.

Moyer continued, "Systems Business revenue grew as our FireStore™ FS-4 product family for video production continued to gain sales traction. Our partnerships with all the leading camera manufacturers, including Canon, JVC, Panasonic, and Sony, continued to expand our channel reach. While this alone is an impressive achievement, we believe we will be able to drive follow-on sales opportunities to many of our FS-4 customers as these same customers look for digital asset management solutions to manage the large amounts of digital media that they must be able to archive and retrieve easily."

Between May and July, the company undertook a number of operational changes to achieve efficiencies, flexibility and scalability in the Systems Business. These changes included actions to eliminate its final-assembly operations in Campbell, choosing to move to complete turnkey manufacturing and the outsourcing of its technical support call center.

In June, the Semiconductor Business taped out the industry's first high performance, 880 Mbps wireless UWB analog/rf chip, the first of a two-part chipset solution. Tape-out of the second chip, the digital baseband plus Media Access Controller, currently remains on track and is expected to occur in September 2005, about the same time management expects to receive the first production prototype of the analog/rf chip.

The company ended the quarter with cash and cash equivalents of $3.9 million. In June 2005, the company completed an equity private placement for $1.7 million in gross proceeds and obtained a new $2.5 million term loan from its bank, guaranteed by Carl Berg, a director of the company and a significant shareholder. The $2.5 million term loan was in addition to the company's existing $4.0 million accounts receivable based secured line of credit.

Gary Williams, chief financial officer of FOCUS Enhancements, stated, "As a result of increased sales, product mix and expense reductions, second quarter gross margins as a percentage of revenue improved to 39 percent from 35 percent in the second quarter of 2004 and from 32 percent in the first quarter of 2005. We expect gross margin as a percentage of revenue to approximate 40 percent in the second half of 2005. We improved on our second quarter guidance of a loss of $0.08 to $0.09 per share, due mainly to the deferral of previously planned UWB investments until later this year. In addition, we reached our near-term fund raising goal and added further liquidity by obtaining approximately $4.2 million in new equity and debt financing commitments on June 20. With continued focus on managing our balance sheet, including increasing inventory turns and reducing DSOs, we intend to reduce the company's financing requirements for the fourth quarter."

Revenue for the six months ended June 30, 2005 was $11.6 million, compared to $9.1 million reported for the same period of 2004, a 27 percent increase over the prior year. Net loss for the six months ended June 30, 2005 was $8.7 million, or $0.15 per share, versus a net loss of $4.2 million, or $0.09 per share, for the comparable 2004 period. The net loss increase is primarily due to increased research and development expenses associated with the company's UWB initiative.

Moyer added, "We anticipate revenue will increase sequentially in the third quarter to between $6.7 million and $7.2 million. We reiterate our previous outlook that full-year 2005 revenue will be in the range of $25 million to $27 million, based upon revenue growth in the Systems Business, which we presently expect to approximate 40 percent. We will continue to invest heavily in UWB during the third quarter. Looking ahead, we expect UWB R&D costs to peak in the third quarter. Therefore, we expect a loss per share of $0.06 to $0.07 in the third quarter 2005. We believe UWB revenue from evaluation kits will start in the fourth quarter 2005 and lead to sustainable revenue from production UWB chipsets beginning in the third quarter of 2006."

Recent Highlights

Semiconductor Business:

In May  --  Introduced industry veteran Mark Zadeh as new vice president of sales for the semiconductor group.

In June --  Showcased extended wireless UWB video distribution at COMPUTEX
            2005 in Taipei, Taiwan.
        --  Announced the successful taping-out of the industry's first high performance, 880 megabit per second (Mbps) wireless UWB chip.

In July --  Inked new distribution agreement with EDOM Technology, expanding the company's reach in Taiwan and China.
Systems Business:
In July --  Signed another FireStore development agreement to design a customized product for a major camera manufacturer.
        --  Firefly™ MA Media Player for digital signage awarded 9 out of 10 stars in a review by Digital Media Net.
        --  Began shipping the Gemini 2™ Universal Media Card, the industry's first two-channel, high-definition PCI card with
            32-bit accelerated graphics.
        --  Introduced the Visual Circuits Mantis line of multi-channel high-definition (HD) and standard-definition (SD) media
            players; the Mantis MC™ and Mantis MG™.
        --  Canon and Sony showcased FOCUS Enhancements' industry-leading
            FireStore DTE Digital Disk Recorders at DV Expo.
        --  Introduced ProxSys, a new family of advanced media servers to streamline digital asset management.
Investor Conference Call

The company will host a shareholder conference call to discuss the second quarter 2005 results on August 8, 2005 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The conference call will be broadcast live over the Internet at www.focusinfo.com, and the webcast will be available through September 8, 2005. If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A telephone replay will be available through August 10, 2005; dial 706-645-9291, and enter access code 8363159.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (NASDAQ: FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management's intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management's expectations of demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, management's plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs in research and development, the company's ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in the company's Form 10-K/A for the year ended December 31, 2004, Form 10-Q for the three months ended March 31, 2005 and other filings with the SEC. These statements are based on information as of August 8, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

                            Focus Enhancements, Inc.
                 Condensed Consolidated Statements of Operations
                     (In thousands, except per share amounts)
                                  (Unaudited)

                                Three Months Ended      Six Months Ended
                                June 30,   June 30,    June 30,   June 30,
                                  2005       2004        2005       2004
                                --------   --------    --------   --------

Net revenue                     $  6,133   $  5,024    $ 11,588   $  9,118
Cost of revenue                    3,744      3,263       7,444      6,043
                                --------   --------    --------   --------
  Gross margin                     2,389      1,761       4,144      3,075
                                --------   --------    --------   --------

Operating expenses:
  Sales, marketing and support     1,751      1,273       3,175      2,327
  General and administrative         994        908       1,995      1,465
  Research and development         3,341      1,666       7,283      2,772
  Amortization of intangible
   assets                            127        203         276        349
  In-process research and
   development                         -        300           -        300
                                --------   --------    --------   --------
                                   6,213      4,350      12,729      7,213
                                --------   --------    --------   --------
    Loss from operations          (3,824)    (2,589)     (8,585)    (4,138)
  Interest expense, net              (68)       (14)        (81)       (60)
  Other income (expense), net        (40)        14         (40)        20
                                --------   --------    --------   --------
    Loss before income
     tax expense                  (3,932)    (2,589)     (8,706)    (4,178)
  Income tax expense                   7          1          11          1
                                --------   --------    --------   --------
    Net loss                    $ (3,939)  $ (2,590)   $ (8,717)  $ (4,179)
                                --------   --------    --------   --------

Net loss per share
   Basic and diluted            $  (0.07)  $  (0.05)   $  (0.15)  $  (0.09)

Weighted average number of
 shares used in per share
 calculations:
   Basic and diluted              59,893     50,027      59,487     46,466

                            Focus Enhancements, Inc.
                      Condensed Consolidated Balance Sheets
               (In thousands, except share and per share amounts)
                                  (Unaudited)

                                                      June 30,    Dec. 31,
                                                        2005        2004
                                                      --------    --------
                            Assets
Current assets:
  Cash and cash equivalents                           $  3,941    $  3,380
  Accounts receivable, net of allowances of
   $416 and $443                                         3,213       3,273
  Inventories                                            4,174       3,941
  Prepaid expenses and other current assets                536         473
  Restricted cash                                            -         312
                                                      --------    --------
      Total current assets                              11,864      11,379

Long-term assets:
  Property and equipment, net                            1,304       1,116
  Other assets                                              53          62
  Intangible assets, net                                 1,211       1,577
  Goodwill                                              13,191      13,191
                                                      --------    --------
                                                      $ 27,623    $ 27,325
                                                      ========    ========

             Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                    $  3,820    $  2,555
  Borrowings under lines of credit                       2,763         567
  Current portion of long-term debt                         44          55
  Current portion of capital lease obligations              64          22
  Accrued liabilities                                    3,294       2,634
                                                      --------    --------
      Total current liabilities                          9,985       5,833

Long-term liabilities:
  Long-term debt, net of current portion                 2,641         174
  Capital lease obligations, net of current portion         39           -
  Other liabilities                                         74           -
                                                      --------    --------
      Total liabilities                                 12,739       6,007
                                                      --------    --------

Stockholders' equity:
  Preferred stock, $0.01 par value; authorized
   3,000,000 shares; 3,161 shares issued at June 30,
   2005 and December 31, 2004, respectively
   (aggregate liquidation preference $3,917)                 -           -
  Common stock, $0.01 par value; 100,000,000 shares
   authorized, 62,868,807 and 60,412,591 shares issued
   at June 30, 2005 and December 31, 2004, respectively    621         597
  Treasury stock at cost, 497,500 shares at June 30,
   2005 and December 31, 2004, respectively               (750)       (750)
  Additional paid-in capital                            97,965      95,463
  Deferred stock-based compensation                       (248)          -
  Accumulated other comprehensive income                    19          14
  Accumulated deficit                                  (82,723)    (74,006)
                                                      --------    --------
      Total stockholders' equity                        14,884      21,318
                                                      --------    --------
                                                      $ 27,623    $ 27,325
                                                      ========    ========

                            Focus Enhancements, Inc.
                        Selected Business Segment Data
                                (In thousands)
                                  (Unaudited)

Revenue:                        Three Months Ended      Six Months Ended
                                June 30,   June 30,    June 30,   June 30,
                                  2005       2004        2005       2004
                                --------   --------    --------   --------

Systems Business                $  5,278   $  4,273    $ 10,242   $  7,120
Semiconductor Business               855        751       1,346      1,998
                                --------   --------    --------   --------
Net Revenue                     $  6,133   $  5,024    $ 11,588   $  9,118
                                ========   ========    ========   ========

Research and Development:       Three Months Ended      Six Months Ended
                                June 30,   June 30,    June 30,   June 30,
                                  2005       2004        2005       2004
                                --------   --------    --------   --------

Systems Business                $    966   $    896    $  2,048   $  1,467
Semiconductor Business             2,375        770       5,235      1,305
                                --------   --------    --------   --------
Total Research and Development  $  3,341   $  1,666    $  7,283   $  2,772
                                ========   ========    ========   ========

FOCUS Enhancements Investors

Kirsten Chapman/David Barnard, CFA
Lippert/Heilshorn & Assoc.
415.433.3777
david@lhai-sf.com